EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 1 to Registration Statement (No. 333-189853) on Form S-1 of Intrexon Corporation of our report dated March 17, 2010, relating to our audit of the statements of operations, changes in preferred stock and stockholders’ equity (deficit) and cash flows from September 9, 2003 (date of inception) through December 31, 2009 (not separately presented herein) of ZIOPHARM Oncology, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

July 26, 2013